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                                                                   EXHIBIT 10.14

                         FULFILLMENT SERVICES AGREEMENT

         This AGREEMENT (the "Agreement") is entered into as of this 19th day of January, 2004, by and between Advantage Marketing Systems, Inc., an Oklahoma ("AMS ") with its principal place of business at 2601 Northwest Expressway suite 1210W, Oklahoma City, OK 73112 and Vita Sales & Distribution Multi-Country ("VITA"), 794 Great Hwy #3, San Francisco, CA 94121. Hereinafter collectively referred as the " Parties".

                                    RECITALS

WHEREAS, AMS develops and sells proprietary nutritional supplements through a network marketing system.

WHEREAS, VITA formulated, developed of nutritional supplements, based on adaptogenic herbs and supervised its production at a designated manufacturing facility in Russia.;

WHEREAS, AMS is desirous of securing VITA expertise in the area of developing of adaptogenic products for inclusion in its products line;

NOW THEREFORE, the PARTIES agrees as follows:

1.       DUTIES.

            VITA duties the following:

                           a. Product formulation for mutually agreed upon
                              nutritional products.

                           b. Monitoring harvesting, production, quality control
                              and shipping adaptogen product from designated suppliers in Russia to assure maximum potency and effectiveness. Upon AMS request to provide background support material for each new product introduced by VITA

                           c. VITA may provide services of world recognized
                              experts in herbal medicine, pharmacology, nutrition and sports medicine.

                           d. VITA will provide with Dr. Ben Tabacnik
                              (CONSULTANT) consulting services including:

                           - Educate the AMS staff (personal meetings and phone interviews) for the first 6 months following the introduction of a product. Company may record presentations and interviews and have all rights for distribution in any and all formats.

                           -Providing information for articles for publication on Company products.

                           e. Becoming a member of the scientific advisory board
                              upon request by the AMS.

2. Vita agrees, that AMS can use CONSULTANT name, likeness for internal use for marketing products or ingredients developed and sold to the AMS. Consultant must approve use of name and likeness for any material or information intended for distribution to the public.

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     This agreement is intended for the CONSULTANT products and/or ingredients to enhance the COMPANIES weight loss products and for new product formulations that could replace Prime One and Prime Plus.

3. Term. This Agreement shall commence on the date first set forth above and shall remain in effect for two years. Thereafter, this Agreement shall be automatically renewed for an additional two year term unless formal return receipt written notice is received a minimum 30 days prior to each two year anniversary date. After the termination of this Agreement, all formulas developed by VITA during the term of this Agreement which are used, produced and distributed in products by the AMS, shall continue as the Company's products with all royalties or overrides paid to VITA per the terms of this Agreement and other written agreements that PARTIES may reach regarding payment to VITA for products. The product brand name given to any such products is and will be the sole property of the AMS and VITA is and shall be prohibited from using any such names at any time. VITA, upon and after termination of this Agreement, shall retain his rights to manufacture, license and distribute all formulations and products developed by Consultant as long as Consultant does not infringe on any brands and/or trademarks of the Company or use the Company's products' names at any time.

4. Compensation. The Company shall pay VITA for developed PRODUCTS while performing duties for the AMS beginning with the first shipment of product to a purchaser. The Company and Consultant are currently evaluating the key ingredient (L.O.) for potential use initially in Company weight loss products. Payment on this product, if the product is approved by the AMS and sold by the AMS, will be .75 cents per bottle paid by company associates and customers. For new products where the formula is entirely that of the VITA and approved by AMS, the royalty will be $1.00 per bottle under the same terms. The same royalty will be paid for modified and improved existing products Prime1 and Prime Plus. Payment for royalty will be made within 30 days after the close of each calendar quarter. Any other royalties for products, ingredients or other formulas developed by Consultant for use by the Company shall be on a mutually agreeable basis and in writing, and shall be subject to the terms of this Agreement. AMS will pay VITA according to the payment schedules as evidenced and attached hereto as Exhibit "A"- VITA Products Payment Schedules. Payment shall encompass all cost related to product manufacture, quality control, shipping, export and import taxes. AMS may also act as a middleman or broker of VITA' s developed products and formulas outside of the network marketing industry ( upon mutual agreement )

5. Exclusivity.

The party agree that AMS has the exclusive distribution rights within the network marketing industry for the key ingredient (L.O.) for weight loss products for a period of nine months from the initial launch, based on minimum qualifications AMS must reach a minimum 10,000 bottles sold per month by the ninth month following the weight loss product launch. Product launch is defined as AMS introduces the new product to the entire field sales force for sale to the public. The exclusive will stay in effect once AMS qualifies and maintains an average minimum of 10,000 bottles sold per month of the weight loss product currently undergoing testing over each nine month period after the initial nine month qualification period. In the event the company does not reach and maintain an average minimum of 10,000 bottles per month then VITA will have the right to sell the ingredients to third parties but AMS shall retain all rights referred in paragraph 3 below.

VITA agree that with the introduction of new, improved products (new formula Prime1 and Prime Plus) by AMS it will not develop, sell any other Adaptogenic (antistress) and (anticatobolic) product within the network marketing industry for one year (1) after initiation of product sales by AMS. At

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the conclusion of one year, VITA should determine whether AMS has achieved the criteria as set in Exhibit " B "- AMS SALES.

After AMS introduces at least three (3) products, including weight loss product, developed by VITA, it will have the first right of refusal for a period of 30 days on any new formulations designed by the VITA for distribution within network marketing

AMS is informed by VITA that it does not have the right to develop and sell any new Energy Drink ( beverage).

         6.       Disclosure or Use of Confidential Information.

                  (a) As used herein, the term "Confidential Information" means any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company that derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes, but is not limited to, operations and financial information concerning the Company's business; customer names, addresses, buying habits, needs and the methods of fulfilling those needs; supplier names, addresses and pricing policies; the Company's pricing policies, and product formulas. The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by Consultant or his agents or advisors, or (ii) becomes available to Consultant on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by Consultant to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

                  (b) Consultant will keep confidential and will not directly or indirectly divulge to anyone (except as required by applicable law or in connection with the performance of his duties and responsibilities as a consultant hereunder), to the extent practicable, or use or otherwise appropriate for his own benefit, or on behalf of any other person, firm, partnership or corporation by whom he might subsequently be hired as a consultant or otherwise associated or affiliated with, any Confidential Information.

         7.       Independent Contractor.

                  (a) The relationship between Consultant and the Company is that of an independent contractor. The Company shall have no right or authority to control or direct the manner in which Consultant renders his services hereunder. In furtherance of this independent contractor relationship, the only compensation owed by the Company hereunder is that contemplated by
Section 4. The Company shall have no liability or obligation with respect to any federal, state or local taxation or withholdings with respect to Consultant, all of which liability and obligation shall be borne solely by Consultant, and Consultant shall indemnify the Company and hold it harmless against any such liability.

                  (b) Consultant acknowledges and agrees that this Agreement shall not give or extend to Consultant any rights with respect to any deferred compensation plan, bonus plan or fringe benefit now or hereafter provided by the Company for the Company's employees.

                  (c) During the term of this Agreement, Consultant shall not be precluded from engaging in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

         8. Indemnity. The Company shall indemnify and hold Consultant harmless against any claim which may be made against Consultant arising out of the performance by the Consultant of

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consulting services pursuant to this Agreement unless it is determined that
Consultant has acted in a negligent manner or with willful disregard of the consequences of his actions or unless such liability shall arise as a result of Consultant's breach of a direct contractual obligation or fiduciary duty of Consultant to the Company or any third party.

         9. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto with respect to the consulting services to be rendered to the Company by Consultant, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

         10. Enforcement; Severability. If in any proceeding, a court shall refuse to enforce any provisions of this Agreement, whether because the restrictions contained herein are more extensive than is necessary to protect the business of the Company or for any other reason, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The validity and enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws.

         11. Amendments. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

         12. Notices. Any notices to be provided under this Agreement shall be provided as follows:

         To Consultant:

                  Oleg Tabachnik
                  Address: 794 Great Hwy #3, San Francisco, CA 94121 Fax No. 415-563-4354

         To Company:

                  David J. D. Arcangelo
                  President
                  Advantage Marketing Systems, Inc.
                  Address: PO Box 12940, Oklahoma City, OK  73157
                  Fax No. 405- 843-4935

         13. Applicable Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the substantive laws of the State of Oklahoma.

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         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

        EXHIBIT " A " -   PRODUCTS PAYMENT SCHEDULES
                    All amounts in U.S. dollars.

       1. Key ingredient (L.O.) for Weight Loss product. Price for 1kg in bulk - $ 350. Price may decline based on higher volume.

       2. Blend of adaptogenic herbs extract - liquid. Price for 1 L - $ 45. Price may decline based on higher volume.

       3. Blend of ingredients - anticatabolic powder. Price to be determined

        EXHIBIT " B " - AMS SALES.

       1. Weight loss product after first nine (9) months not less then 10000 bottles sold in a months

       2. New, improved Prime1 product 10,000 bottles per month after (6) six months

       3. New, improved Prime Plus product 5,000 bottles per month after (12) twelve months

"Consultant"
Vita Sales & Distribution Multi-Country        "Company"
Oleg Tabachnik                                 Advantage Marketing Systems,
                                               Inc. an Oklahoma Corporation

 /s/ O. TABACHNIK                              By: /s/ DAVID J. D'ARCANGELO
-----------------------------------                -------------------------
                                               David J. D'Arcangelo, President
Address: 794 Great Hwy #3                      Advantage Marketing Systems, Inc.
San Francisco, CA  94121
Tel: 415-750-9205